                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 27, 2001



                           DAMARK INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)



      MINNESOTA                     1-19902                      41-1551116
(State of Incorporation)   (Commission File Number)           (I.R.S. Employer
                                                             Identification No.)





                         301 Carlson Parkway, Suite 201
                          Minneapolis, Minnesota 55305
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (952) 258-2000
              (Registrant's telephone number, including area code)





                         EXHIBIT INDEX LOCATED AT PAGE 4

ITEM 5.       OTHER EVENTS.

         On February 27, 2001, Damark International, Inc. (the "Company") made a private placement of $14.2 million in 10% Senior Convertible Notes due August 26, 2001 with five investors. The Senior Convertible Notes are secured by a lien on the Company's assets. The Senior Convertible Notes are convertible into the Company's Class A Common Stock at $3.00 per share subject to certain adjustments for future dilutive events. The number of shares issuable upon conversion of the Senior Convertible Notes is limited to less than 20% of the outstanding common shares until certain shareholder approvals have been obtained. The Company received $10 million of the proceeds at closing and the balance of the net proceeds will be held in escrow until certain shareholder approvals have been obtained and a registration statement covering the resale of the common shares upon conversion of the Senior Convertible Notes is effective. When these conditions are satisfied and the Company has completed a new bank credit arrangement of $20 million or more acceptable to the investors, the Senior Convertible Notes will automatically convert at the outstanding balance into shares of the Company's Series E Preferred Stock with a stated value of $100 per share.

         The Series E Preferred Shares are convertible into the Company's Class A Common Stock at $3.00 per share subject to certain adjustments for future dilutive events. The Senior Convertible Notes and the Series E Preferred Stock are redeemable at 125% of the outstanding principal amount plus interest if the requisite shareholder approvals are not obtained within 90 days or upon the occurrence of a triggering event (such as failure to maintain applicable resale registration statement covering the Company's Class A Common Stock issuable upon conversion of the Senior Convertible Notes or Series E Preferred Stock) or a major transaction (such as a sale or merger of the Company) as defined in the Senior Convertible Notes and the certificate of designations for the Series E Preferred Stock. Unless converted to Class A Common Stock, the Series E Preferred Stock will be redeemed on February 27, 2003 at the stated value of the shares in cash or for shares of the Company's Class A Common Stock valued at 90% of then current market price. The Series E Preferred Stock ranks pari passu with the Series D Preferred Stock issued in September 2000. Reference is made to the exhibits to this Report on Form 8-K for the complete terms and conditions of the Senior Convertible Notes and the Series E Preferred Stock.

         The Company has scheduled a shareholders meeting for May 8, 2001 to approve the issuance of the Senior Convertible Notes and the Series E Preferred Stock, the issuance of the Company's Class A Common Stock upon conversion of the Senior Convertible Notes or the Series E Preferred Stock, the use of shares of Class A Common Stock to redeem the Series E Preferred Stock and an increase in the number of authorized shares of Class A Common Stock to 75,000,000.

         On February 27, 2001, the Company also terminated its bank credit line with Bank of America because the bank refused to advance funds on the credit line. In addition, the Company announced that it expects to incur cash outlays of $10 to $12 million over the next 24 months to wind-down the ClickShip Direct business, its order fulfillment and customer care subsidiary. The cost of the ClickShip Direct wind-down and the refusal by its credit line lender to make advances present a potential liquidity issue for the Company. The Company is also actively pursuing negotiations for a new credit facility. However, there can be no assurance that the Company will be able to conclude a replacement credit facility.

         With the closure of the Company's catalog business and the wind-down of ClickShip Direct, Mark A. Cohn, the Company's founder and chairman, has resigned to pursue other activities. George S. Richards who has responsibility for the operation of Provell, the Company's membership services business was elected chairman, chief executive officer and president of the Company.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits

         Exhibit No.          Description of Exhibit
         -----------          ----------------------
                 3.1          Form of 10% Senior Convertible Note
                 3.2          Certificate of Designations, Preferences and
                              Rights for Series E Preferred Stock
                10.1          Securities Purchase Agreement dated February 26, 2001
                10.2          Registration Rights Agreement dated February 26, 2001
                10.3          Escrow Agreement dated February 26, 2001*

-------------------
* To be filed by Amendment


                                    SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it behalf by the undersigned, thereunto duly authorized.

                               DAMARK INTERNATIONAL, INC.


Dated:  March 2, 2001          By  /s/
                                 -----------------------------------------------
                               George S. Richards
                               Chairman, Chief Executive Officer and
                               President

                                  EXHIBIT INDEX


         Exhibit No.          Description of Exhibit
         -----------          ----------------------
                 3.1          Form of 10% Senior Convertible Note
                 3.2          Certificate of Designations, Preferences and
                              Rights for Series E Preferred Stock
                10.1          Securities Purchase Agreement dated February 26, 2001
                10.2          Registration Rights Agreement dated February 26, 2001
                10.3          Escrow Agreement dated February 26, 2001


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